Exhibit 99.2

REDBOX MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Redbox’s management believes is relevant to an assessment and understanding of Redbox’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements and respective notes thereto as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 included in the definitive proxy statement relating to the business combination between Redbox and Seaport as filed with the Securities and Exchange Commission on September 29, 2021, and the unaudited interim consolidated financial statements as of September 30, 2021 and the nine month periods ended September 30, 2021 and 2020, and the respective notes thereto, included elsewhere in this Form 8-K/A.

This discussion may contain forward looking statements based upon current expectations that involve risks and uncertainties. Redbox’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” included in the definitive proxy statement relating to the business combination between Redbox and Seaport as filed with the Securities and Exchange Commission on September 29, 2021. Unless the context otherwise requires, references in this “Redbox Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us”, “Redbox” and the “Company” refer to the business and operations of Redwood Intermediate, LLC and its consolidated subsidiaries prior to the business combination and to Redbox Entertainment Incorporated and its consolidated subsidiaries, following the consummation of the business combination.

Overview

Redbox is an established brand and leading provider in the home entertainment market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content. Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.

For its Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment, LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its digital business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to over 100 linear channels.

Redbox Legacy Business

Redbox’s mission has always been to make it ridiculously cheap and easy for customers to get the home entertainment they want. Redbox provides exceptional customer value with new release movie disc rentals priced at $2 or less a night, about 1/3 of the cost of a digital rental, which are typically $5.99 or more on digital retail platforms including Redbox On Demand. Customers have the flexibility to rent a movie from one location and return their rental to any kiosk. Kiosks are located primarily at grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores. With approximately 33,000 locations and more than 150 retail partners, consumers have convenient access to kiosks as part of their routine shopping experiences. Revenue is generated primarily through the fees charged to rent or purchase a movie, and Redbox pays retailers a percentage of the revenue generated at the Redbox kiosks installed at their locations. The Company obtains content through revenue sharing agreements and license agreements with major studios as well as through direct purchases from independent distributors and other suppliers.

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With a loyal, differentiated customer base comprising of more than 40 million individuals, the business also benefits from tremendous customer scale and an expansive marketing reach. Redbox’s customers are value-conscious, love movies and entertainment, and tend to be late-adopters of new technology. Given the scale of the existing customer base, the Company has built a sizable marketing program that includes approximately 46 million e-mail subscribers, approximately 6 million SMS subscribers, approximately 45 million mobile app downloads, and an estimated 400 million weekly impressions at retail. In addition, Redbox has built a unique asset in its loyalty and rewards program, Redbox Perks, which currently boasts 40 million members. Customers earn points for their rentals or purchases and can use those points for free rentals in the future. This tiered loyalty program gives the Company the ability to reward their most loyal and valuable customers while providing a currency for incenting increased transaction frequency and other behaviors, such as downloading the Redbox app or trying new products and services. Redbox Perks is a vehicle to provide greater value to value- conscious customers and is central to its marketing and customer strategy. The program is a differentiator in the market and competitive advantage for Redbox.

Redbox has also established Redbox Entertainment, LLC as a movie distribution label through which the Company acquires North American rights and distributes feature films through Redbox kiosks, Redbox On Demand, third party digital transactional platforms and other streaming services. Redbox Entertainment not only acquires rights to finished films but also commits to slate deals for movies to be produced, giving the Company input on scripts and/or talent. The Company is able to generate meaningful gross profit from these films through promotional initiatives on its own platform and by selling downstream rights to subscription streaming services. And, because the Company is acquiring long term exclusive rights to these films, Redbox is building a content library which can be used on its Free On Demand (AVOD) and Free Live TV (FLTV) services or further licensed to other streaming platforms in later windows.

In addition, Redbox Entertainment benefits from the Company’s robust rental data and insights into what titles and talent will perform. The Company has released a number of films since 2019 and aims to ramp to releasing 3 new movies per month. The Company has already announced a slate deal with John Wick producer, Basil Iwanyk, committing to 12 action/thriller films over the next several years.

Finally, Redbox has a service business, which employs a team of more than 1,000 best-in-class field workers nationwide to manage kiosk installation, merchandising and break-fix services. In addition to maintaining Redbox’s kiosks, the Company’s service team also supports other kiosk businesses. The Company has service agreements with multiple companies that have national and regional kiosk networks and since June of 2020, Redbox has been the primary vendor for Amazon to service their expanding Amazon locker locations. The service business helps mitigate the operational costs of the DVD business while generating incremental margin dollars.

Redbox Digital Business

Redbox is rapidly expanding its digital products and leveraging its customer and marketing scale to grow these businesses. The Company is building a digital ecosystem that consumers can use as a one stop shop for their entertainment needs by engaging with a variety of digital video services within the Redbox app in an integrated, easy-to use format. This simplifies the customer experience, drives multi-product adoption, and minimizes customer churn. These services span multiple business models including transactional, ad- supported, and in the near future, subscription. The Company’s digital products are available to stream across web browsers, mobile devices, and almost every major consumer device, including streaming media players such as Roku and Apple TV, TV’s such as Samsung, LG, AndroidTV, and VIZIO, and gaming consoles like Xbox and PlayStation.

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In December 2017, the Company launched Redbox On Demand, a digital transactional video-on-demand service (TVOD), allowing customers to rent or buy new release and catalog digital movies and television episodes, with new release prices typically ranging from $5.99 to $24.99 and catalog movies from $1.99 to $3.99, not including any discounts. Since 2020, customers have also been able to digitally rent movies that are still in theaters, which is known as Premium Video-On-Demand (PVOD). Customers pay a transactional fee to rent or buy content while earning Redbox Perks loyalty points every time they transact. Redbox On Demand has seen rapid growth and adoption with over 3 million customers. That growth has been fueled primarily though leveraging the Company’s own marketing channels including e-mail and SMS and offering rewards points or promos to drive digital customer acquisition. The Company’s marketing reach and existing customer base has resulted in extremely low customer acquisition costs of ~$3, generating rapid digital adoption while keeping overall marketing expense relatively low.

In February 2020, the Company launched Redbox Free Live TV (FLTV), an ad-supported digital linear television service, as a complement to the existing transactional On Demand service. With over 100 linear channels and growing, including three Redbox branded and programmed channels, Free Live TV gives customers the opportunity to channel surf and find content that interests them. One of the Redbox- branded channels, the Redbox Free Movie Channel, is also currently syndicated to the Roku Channel, LG Channels Plus and Vizio Watchfree services, which drives greater viewership and revenue, and the Company has plans to syndicate this channel to additional services. Free Live TV has already seen significant adoption with more than 8 million users in the first 12 months.

Redbox also recently launched an ad-supported Free On Demand service (AVOD) in December 2020. AVOD gives consumers complete control over when they watch and with the growth of Redbox’s AVOD library, which is now at more than 5,000 movies and TV episodes, consumers have a broad amount of content to choose from. The ad-supported services (FLTV and AVOD) have seen strong growth in engagement as new titles are added and awareness of the offering grows.

The Company is also developing a subscription channels product (SVOD Channels), which will give consumers the opportunity to subscribe to multiple third party premium SVOD channels through the Redbox app. Premium SVOD channels will be merchandised alongside the new release transactional content and free ad-supported on demand content. Redbox will simplify the sign-in, content discovery, and billing process for customers by providing an integrated solution through the Redbox app. Further, the Company intends to provide additional value to its customers through bundled offers with loyalty points and/or promotions for discounts at the kiosk to drive customer acquisition and retention.

Finally, Redbox operates a media advertising business which monetizes hundreds of millions of monthly display ad impressions across the mobile app, web, e-mail and kiosk network. The Company drives advertising revenue through a mix of programmatic advertising and direct sales. Direct ad sales for the media above as well as video advertising for Free On Demand and FLTV are driven by an internal sales team and a strategic sales partnership with Screenvision and the Palomino Media Group.

Growth Strategy

Redbox’s transformation into a multi-faceted entertainment Company creates multiple areas for future growth. The Company’s expansion into both the AVOD and SVOD markets allow Redbox to participate in a very large and rapidly growing market. The Company is well positioned for long-term value creation through its focus on:

Accelerating AVOD adoption. Redbox projects rapid growth for the Company’s ad-supported service through increased investment in licensed content to expand the Free Live TV and Free On Demand content offerings. Through increased content volume and licensing of higher profile content, the Company expects to drive higher engagement and more hours watched per customer. Further, this improved content is expected to drive an increase in new customers, accelerating the business while maintaining a reasonable customer acquisition cost.

Launching SVOD channels platform. The launch of Redbox’s SVOD channels service will become another meaningful revenue stream. Redbox will act as the merchant of record, collecting 100% of the subscription revenue before paying the SVOD channel owner’s revenue share. By providing access to multiple SVOD channel options, customers can easily subscribe to one or more SVOD services all within the context of the Redbox app, and Redbox can easily merchandise the third party SVOD content and service via the approximate 45 million Redbox app downloads on mobile devices, streaming media players, game consoles, and connected televisions.

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Growing multi-product customers. Redbox will grow multi-product customers through increasing customer acquisition marketing and spend across streaming device partners, marketing at the kiosk, and other external paid media. The Company has relied primarily on internal e-mail and SMS channels to drive customer acquisition. Thus, increased spend and attention via these additional channels with more content and services offered, will drive greater customer growth. Redbox will also continue to invest in driving multi- product customer adoption through improved CRM, greater personalization and targeted use of promotions to create more personalized customer funnels to encourage users to trial and adopt other digital services within the Redbox app.

Ramping Redbox Entertainment. Redbox Entertainment drives additional revenue in two ways. First, it provides more content for the kiosk, On Demand and the ad-supported offerings; secondly, it generates revenue from distributing and licensing to other streaming platforms. Redbox expects to ramp the number of releases to 36 a year. The number of releases will naturally ramp as committed titles complete production and are delivered and the pipeline continues to grow.

Impact of COVID-19 and Emerging Industry Trends

In March 2020, the World Health Organization recognized the novel strain of coronavirus, COVID-19, as a pandemic. Public and private sector policies and initiatives to reduce the transmission of COVID-19 have varied significantly across the United States (“U.S.”). Throughout most of the first nine months of 2021, a significant percentage of the U.S. population was subject to meaningful restrictions on activities, which included limitations on the operation of non-essential businesses including retail operations, requirements that individuals remain in or close to their homes, school closures, theater closures, limitations on large gatherings, travel restrictions and other policies to promote or enforce physical distancing. These restrictions may not only impact how the Company’s customers use its products and services but also affect content production, release and distribution. As a result of these restrictions, many consumers subscribed to additional streaming services to satisfy their content needs as the number of new release movies, released theatrically and through home entertainment, decreased dramatically. During 2020 and the first nine months of 2021, the Company experienced a decline in physical movie rentals, due in part to a significant decline in new movie releases and theater closures along with governmental and retail store restrictions. The Company’s On Demand transactional offering is also dependent on new releases, albeit at a lesser level than the physical business as the On Demand platform has a larger catalog offering. In the second half of 2020 and into 2021, the growth potential of Redbox On Demand has been negatively impacted by fewer new releases driven by changes in release strategy by studios throughout the pandemic. The Company continues to monitor and evaluate the impact of this health crisis on its business given that the duration is still unknown and public policy actions continue to evolve. Accordingly, due to the evolving and uncertain nature of this situation, the Company is not able to estimate the full extent of the impact on its operating results, cash flows and financial position, particularly over the near to medium term. The Company will also be closely monitoring the impact of COVID-19 on its customers, employees, and vendors, including, retail and studio partners.

As a result of temporary theater closures in 2020 and 2021 due to the COVID-19 pandemic, studios and content producers either delayed the release of movies into future periods or experimented with alternative release strategies which altered the typical window cadence. One alternative release method, albeit limited in its scope, was to sell movies directly to subscription services for exclusive release on their respective platforms. As a result, these titles were not available through a traditional transactional On Demand window, thus leading to fewer new release titles available to the Company. However, as studios continue to evolve their window release strategies, more and more studios are retaining their home entertainment distribution rights despite the initial sale of a title to a streaming service. This will allow Redbox to make the movie available for rental through the kiosk and possibly On Demand at a later date. The Company expects studios to sell titles directly to streaming services from time to time, but may be less likely going forward with the reopening of theatrical exhibitors and the opportunity to achieve higher returns for both studios and artists. As a result, recently a number of titles either were pushed to release theatrically later in 2021 or into 2022. Due to the delay from theatrical to home entertainment, most of these title shifts from 2021 to 2022 did not impact Redbox’s release expectations for 2022, but may delay the quarter in which Redbox is able to release a title physically or digitally. The Company is further mitigating the impact of titles sold exclusively to subscription services by building out a library of content via its Redbox Entertainment label. Redbox Entertainment titles are available physically and digitally on Redbox platforms and will also be monetized across other platforms.

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The second alternative release strategy that emerged was a simultaneous release on a studio’s digital platform as well as theatrical release to provide optionality to those customers who were not ready to return to the theater. Most of these titles release transactionally at the kiosk and on Redbox On Demand in a subsequent window.

The third alternative release is known as premium video on demand or “PVOD” which creates an early transactional window for an at-home digital theatrical release at a higher price point, typically $19.99. The PVOD releases provided consumers a way to watch new releases at home while theaters remain shuttered. Redbox On Demand participates in and benefits from PVOD releases as it provides an early window option to Redbox customers as well at this higher price point.

The Company expects studios to return to a more normal release slate as COVID-19 restrictions continue to ease due to the relationship with theatrical exhibitors and the draw of higher margin potential. Theaters are seeing an increasing number of theatrical releases in the second half of 2021 versus the first half. Nevertheless, a number of titles have shifted into 2022 to allow for more theatrical markets to open around the world and for vaccination availability for children to be approved. The Company expects new release content to build back to pre-pandemic levels similar to the Company's 2019 release count, ramping up in Q4 2021 and fully normalizing in 2022. This expectation is based on known titles delayed from 2020 and 2021 which are planned for release in 2022. Studios who have previously released titles on streaming services on the same date as in theatres in 2021 have announced plans to return to theatrical windows of 45 to 90 days, before these titles go to home entertainment.

While the Company also expects ongoing competition from subscription services, this provides opportunity for Redbox as it builds a subscription channels platform in 2022 to allow for the sale of these services through the Redbox apps. Further, the Company will also continue to build out its digital offerings such as both linear and on demand ad-supported content to provide more options for customers to consume content at varying price points including free with ads. The Company believes that the complement of digital services creates greater utility to its customers and makes the offering more competitive relative to more focused streamers, while also reducing the reliance on content in a single content window.

Comparability of Financial Information

The Company’s future results of operations and financial position may not be comparable to its historical results as a result of the business combination.

The Business Combination

On May 16, 2021, the Company became a party to the Business Combination Agreement with Seaport Global Acquisition Corp. (“SGAC” or “Seaport”) (a publicly traded special purpose acquisition company). Following the closing of the business combination, the combined company will be organized in an “Up-C” structure in which the business of Redbox will be held by Redbox and its subsidiaries, and SGAC’s only material direct asset will consist of equity interests in Redbox (the “Business Combination”).

The Business Combination closed on October 22, 2021. The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Business Combinations, Seaport is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equity holder of Redbox having 72.2% of the voting power of the combined company (and one of its affiliates having an additional 3.9% of the voting power of the combined company) and the operations of Redbox and its subsidiaries constituting the only ongoing operations of the combined company. The result of the transaction transformed the Company into a publicly traded entity on Nasdaq under the ticker symbol “RDBX”.

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In connection with the closing of the Business Combination Agreement, $50.0 million of proceeds was used to pay down outstanding indebtedness under the Company’s Senior Facilities. Transaction costs for the Business Combination are approximately $13.9 million, of which $5.0 million represents deferred underwriter fees related to SGAC’s initial public offering.

As a result of the Business Combination, the Company became the successor to an SEC registered and Nasdag-listed company under the ticker symbol RDBX, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources. The Company estimates that these incremental costs will be approximately $10.0 million per year.

For a further information on the Business Combination Agreement with Seaport, see Note 14: Subsequent Events in Redbox’s Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A.

Selected Financial Data and Key Metrics

The selected consolidated financial data below should be read in conjunction with the following MD&A and the consolidated financial statements and notes hereto. All references to rentals and net rental revenue presented within MD&A include physical and On Demand rentals and revenue, unless otherwise noted, respectively.

Management uses these non-GAAP financial measures internally for strategic decision-making, forecasting future results, and evaluating current performance. Management believes that the non-GAAP financial measures provide a more consistent comparison of its operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provides a more complete understanding of factors and trends affecting its business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.

	Nine Months Ended
Key Financial Measures	September 30,
Dollars in thousands	2021	2020
Total net revenue	$216,372	$465,208
Product cost	$83,602	$187,865
Gross margin	$132,770	$277,343
Gross margin %	61.4%	59.6%
Adjusted EBITDA	$(6,683)	$109,775
Adjusted EBITDA as a % of net revenue	(3.1)%	23.6%
Retail footprint
Ending number of kiosks	38,632	40,539
Ending number of locations	32,751	34,070
Physical Theatrical Titles Released in Period	33	63

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Seasonality

The Company has generally experienced seasonality in its rentals and revenue. Historically, greater demand over the holiday season typically results in higher rentals November through January. April has usually been a low rental month due, in part, to retail release timing in connection with the Academy Awards that historically has provided stronger content and resulted in higher rentals in March. September and October have been low rental months due, in part, to the beginning of the school year and the introduction of the new fall television season. Seasonal effects may be increased or decreased by the number of releases and the relative attractiveness of movie titles and their respective genres in a particular quarter or year, which may have lingering effects in subsequent periods. Significant recurring events, such as the Olympics, also have a negative impact on rentals as they compete with customer viewing interest for movie content and affect retail release timing, which aims to avoid such events.

Components of Results of Operations

Revenue

The Company generates revenue primarily through fees charged to rent or purchase a movie both physically and digitally. Revenue is presented net of promotional offerings provided to its consumers and any subsequent refunds. Revenue also consists of fees the Company earns in its service business for servicing and merchandising other kiosk businesses, digital advertising through its media Network business, as well as licensing fees it generates from selling downstream rights to subscription streaming services through its Redbox Entertainment label.

Product Cost

Product Cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies over their useful lives. Given the steepness of the rental decay curve, amortization on most of the content library is recorded on an accelerated basis with substantially all of the amortization expense recognized within the first year after a title’s release.

The content library mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content the Company expects to sell, it determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.

For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year’s revenue as a percentage of management’s estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.

Direct Operating

Direct Operating expense accounts primarily for (1) commissions the Company pays to its retailers, (2) credit card fees, (3) operations support to both merchandise and service its kiosks, and (4) consumer electronic device royalties, licensing and digital rights management fees and content delivery network fees for delivery of On Demand content.

Marketing

Marketing expenses represent the cost of online and offline marketing and public relations efforts in national and regional advertising. The Company’s marketing efforts consist of various media programs, such as e-mail, text, mobile applications, social media, the Company’s loyalty program and digital advertising. However, the Company also leverages the visibility provided by its expansive network of approximately 40,000 kiosks and partnership programs with retailers and consumer goods manufacturers to attract and retain new customers.

General and Administrative

General and administrative expenses consist primarily of executive management, business development, finance, management information systems, human resources, legal, facilities, risk management and administrative support for operations.

Depreciation and Amortization

Depreciation and other expenses consist of depreciation charges on the Company’s installed kiosks as well as on computer equipment, leasehold improvements, and capitalizable costs for automobile leases and internally developed software related primarily to its customer-facing products. Amortization expenses are related to the amortization of intangible assets. For further information on amortization, see Note 4: Goodwill and Other Intangible Assets in Redbox’s Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A.

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Results of Operations for the Nine Months Ended September 30, 2021 and 2020

			Nine Months Ended
	Nine Months Ended		September 30,
	September 30,		2021 vs 2020 YTD
Dollars in thousands	2021	2020	$	%
Net revenue	$216,372	$465,208	$(248,836)	(53.5)%
Product cost	83,602	187,865	104,263	55.5%
Gross margin	$132,770	$277,343	$(144,573)	(52.1)%
Gross margin %	61.4%	59.6%		1.8%
Operating expenses:
Direct operating	98,155	133,861	35,706	26.7%
Marketing	10,743	16,090	5,347	33.2%
General and administrative	41,709	46,840	5,131	11.0%
Depreciation and amortization	81,317	108,316	26,999	24.9%
Operating loss	(99,154)	(27,764)	(71,390)	n.m.
Interest and other expense, net	(24,687)	(24,848)	161	0.6%
Loss before income taxes	(123,841)	(52,612)	(71,229)	n.m.
Income tax benefit	(30,903)	(13,477)	17,426	n.m.
Net loss	$(92,938)	$(39,135)	$(53,803)	n.m.
Adjusted EBITDA(1)	$(6,683)	$109,775	$(116,458)	(106.1)%
Ending number of kiosks	38,632	40,539	(1,907)	(4.7)%
Physical Theatrical Titles Released in Period	33	63	(30)	(47.6)%

n.m. not meaningful

(1)  Refer to “Use of Non-GAAP Measures” below for discussion of this measure and related reconciliation.

Nine months ended September 30, 2021 compared to the nine months ended September 30, 2020

Net Revenue. Net revenue was $216.4 million, a decrease of $248.8 million or 53.5%, compared to net revenue of $465.2 million during the nine months ended September 30, 2020. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020. Studios either delayed the release of new movies into future periods or experimented with alternative release strategies, including selling movies directly to streaming services, which resulted in fewer titles being released at the kiosk. The material decline in new movie releases was compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. The timing of new releases impacts the amount of time within the fiscal year Redbox has to monetize a title. As titles release later in the year, the following fiscal year will benefit from the release. With a number of new releases occurring at the end of 2021, the bulk of the benefit will occur in 2022. The nine months ended September 30, 2021 experienced 47.6% fewer theatrical titles released at the kiosk physically versus the same period in 2020 as well as fewer titles flowing into the quarter from Q4 2020 versus Q4 2019. The decrease in revenue primarily resulting from the kiosk rental declines year over year, down 62.4%, is partially offset by a 4.2% increase in rental revenue per physical rental. Digital revenue was also negatively impacted by the lack of new releases in the period versus a year ago reflected by a decrease of 23.9% in revenue.

Product Cost. Product Cost was $83.6 million, a decrease of $104.3 million or 55.5% compared to the same period in 2020, due to variable cost savings from the reduction in new releases.

Gross Margin. Gross margin was $132.8 million, a decrease of $144.6 million or 52.1%, compared to gross margin of $277.3 million for the nine months ended September 30, 2020, due to lower net revenue as discussed above.

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Gross margin as a percentage of net revenue increased to 61.4% for the nine months ended September 30, 2021 as compared to 59.6% for the same period in 2020. In addition to the demand impacts on net revenue as discussed above, a number of factors, including growth of On Demand as percent of total business, individual studio release slates as well as timing of individual releases within the period and the mix of content performance depending on the source of content acquisition can impact margin.

Direct Operating Expenses. Direct Operating expenses were $98.2 million, a decrease of $35.7 million or 26.7% compared to the same period in 2020, due to decreases in variable expenses like credit cards fees and retailer revenue share driven by lower rentals, and reductions in supply chain expense related to fewer merchandising weeks due to fewer titles being released.

Marketing Expenses. Marketing expenses were $10.7 million, a decrease of $5.3 million or 33.2% compared to the same period in 2020, due to cost savings initiatives driven by the impact of the pandemic on top line revenue.

General and Administrative Expenses. General and administrative expenses were $41.7 million, a decrease of $5.1 million or 11.0% compared to the same period in 2020, due to cost saving initiatives driven by the impact of the pandemic on top line revenue.

Depreciation and Amortization. Depreciation and amortization decreased by 24.9% to $81.3 million for the nine months ended September 30, 2021, compared to the same period in 2020 due to certain kiosks being fully depreciated.

Operating (Loss) Income. Operating loss for the nine months ended September 30, 2021 was ($99.2) million compared to an operating loss of ($27.8) million for the same period in 2020. The $71.4 million decrease is primarily driven by the net revenue decrease as described above, partially offset by a decrease in direct operating costs.

Net Loss. Net loss was ($92.9) million for the nine months ended September 30, 2021 compared to net loss of ($39.1) million for the same period in 2020 reflecting the decrease in operating income discussed above, partially offset by lower income taxes for the year.

Adjusted EBITDA. Adjusted EBITDA was ($6.7) million, a decrease of $116.5 million, compared to Adjusted EBITDA of $109.8 million for the same period in 2020. The decrease is primarily due to decreases in Legacy Business net revenue, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.

Segment Discussion

Legacy Business

Results

			Nine Months Ended
	Nine Months Ended		September 30,
	September 30,		2021 vs 2020
Dollars in thousands	2021	2020	$	%
Net revenue	$192,025	$433,215	$(241,190)	(55.7)%
Adjusted EBITDA	(8,940)	106,133	(115,073)	(108.4)%
Adjusted EBITDA margin	(4.7)%	24.5%		n.m.
Physical Theatrical Titles Released	33	63	(30)	(47.6)%
Physical Rentals (in thousands)	47,858	127,226	(79,368)	(62.4)%
Net kiosk rental revenue per physical rental	$3.26	$3.13	$0.13	4.2%

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Net Revenue. Net revenue was $192.0 million, a decrease of $241.2 million or 55.7%, compared to net revenue of $433.2 million during the nine months ended September 30, 2020. Physical movie rentals were negatively impacted by the COVID-19 global pandemic due to a material decline in new movie releases available to consumers resulting from broad-based movie theater closures and a material slowdown in new productions, both beginning in March 2020. Studios either delayed the release of new movies into future periods or experimented with alternative release strategies, including selling movies directly to streaming services, which resulted in fewer titles being released at the kiosk. The material decline in new movie releases was compounded by regulatory restrictions on retail stores intended to prevent the spread of COVID-19, meaningfully reducing customer traffic. The timing of new releases impacts the amount of time within the fiscal year Redbox has to monetize a title. As titles release later in the year, the following fiscal year will benefit from the new release. With a number of new releases occuring at the end 2021, the bulk of the benefit will occur in 2022. The Company experienced 47.6% fewer theatrical titles released at the kiosk physically versus the same period in 2020. The decrease in revenue primarily resulting from the kiosk rental declines year over year, down 62.4%, is partially offset by a 4.2% increase in rental revenue per physical rental.

As COVID-19 restrictions begin to ease, the Company expects studios to continue to sell titles directly to streaming services from time to time, but may be less likely going forward with the reopening of theatrical exhibitors and the opportunity to achieve higher returns for both studios and artists. As a result, recently a number of titles either were pushed to release theatrically later in 2021 or into 2022. Due to the delay from theatrical to home entertainment, most of these title shifts from 2021 to 2022 did not impact the Company’s release expectations for 2022 but may delay the quarter in which the Company is able to release a title at the kiosk. The Company is further mitigating the impact of titles sold exclusively to subscription services by building out a library of content via its Redbox Entertainment label. Redbox Entertainment titles are available physically and digitally on Redbox platforms and will also be monetized across other platforms.

Adjusted EBITDA. Adjusted EBITDA was ($8.9) million, a decrease of $115.1 million compared to $106.1 million in the prior year due to decreases in net revenue, partially offset by a decrease in product costs, direct operating costs due to variable direct cost savings and a decrease to both marketing and general and administrative spend through the Company’s cost savings initiatives.

Digital Business

Results

Nine Months Ended
Nine Months Ended	September 30,
September 30,	2021 vs 2020
Dollars in thousands	2021	2020	$	%
Net revenue	$24,347	$31,993	$(7,646)	(23.9)%
Adjusted EBITDA	2,257	3,642	(1,385)	(38.0)%
Adjusted EBITDA margin	9.3%	11.4%	(2.1)%

Net Revenue. Net revenue was $24.3 million, a decrease of $7.6 million or 23.9%, compared to net revenue of $32.0 million during the nine months ended September 30, 2020. On Demand was hampered as fewer new releases were available compared to the prior year as studios continued to delay new releases and experiment with alternative release strategies throughout the pandemic as discussed previously. The advertising industry was also negatively affected by the impact of COVID-19 as traditional advertisers reduced marketing budgets and spending.

Adjusted EBITDA. Adjusted EBITDA was $2.3 million, a decrease of $1.4 million, compared to Adjusted EBITDA of $3.6 million during the prior year reflecting a decline in top line revenue, partially offset by reduced operating costs related to moving from an external to internal On Demand platform.

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Use of Non-GAAP Measures

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA adjusts EBITDA by excluding the results of business optimization costs, one-time non-recurring costs, new business start-up costs, restructuring related costs and results of the Company’s former video game business which was discontinued in December 2019. Neither EBITDA nor Adjusted EBITDA are presented in accordance with GAAP.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believes these measures are useful in eliminating certain items to focus on what it deems to be indicators of operating performance. EBITDA and Adjusted EBITDA are also used by many of the Company’s investors, securities analysts, and other interested parties in evaluating operational and financial performance as well as debt service capabilities. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that the Company uses internally for operational decision-making, budgeting, and assessing performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP. Investors should review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by Redbox, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

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Adjusted EBITDA is calculated as follows:

	Nine Months Ended
	September 30,
Dollars in thousands	2021	2020
Net loss	$(92,938)	$(39,135)
Depreciation and amortization	81,317	108,316
Interest and other expense, net	24,687	24,848
Income tax benefit	(30,903)	(13,477)
EBITDA	(17,837)	80,552
Adjustments to EBITDA:
Business optimization(a)	5,605	15,142
One-time non-recurring(b)	2,737	5,934
New business start-up costs(c)	1,004	4,821
Restructuring related(d)	1,808	3,326
Adjusted EBITDA	$(6,683)	$109,775

(a)	Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. The Company’s IT project is a complete restructuring of the Company’s technologies as it to moves to a cloud-based infrastructure.

(b)	Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)	Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)	Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

Liquidity and Capital Resources

The Company’s primary sources of liquidity are from cash on hand, cash flow generated from operations, and amounts available under its Term B Revolving Credit Facility. The Company believes that cash flows from operations, the cash and cash equivalents on the balance sheet, and its ability to borrow under its Revolving Credit Facility, will be sufficient to fund its cash requirements and capital expenditure needs for at least the next 12 months. After that time, the extent of additional financing needs, if any, will depend on the success of its business. If the Company generates lower than anticipated revenue or operating results, then cash needs may increase. Furthermore, future capital requirements will depend on a number of factors, including consumer use of the Company’s products and services, the type and scope of product and service enhancements, the cost of developing potential new product and service offerings, and enhancements, and cash required to fund potential future investment or to fund the Company’s debt obligations.

In response to the prolonged impacts of COVID-19, the Company has improved its financial flexibility by amending its Senior Facilities, which among other things, removes all financial covenants, defers principal amortization payments until the maturity date, extends the maturity date to April 2024, and provides the Company with the ability to pay interest in cash or PIK interest for each interest period ending on or prior to December 31, 2022, subject to certain liquidity thresholds.

Additionally, the Company has taken and continues to take actions to reduce expenses and manage working capital to preserve cash on-hand. These actions include, but are not limited to:

•	managing labor hours spent on field and servicing operations based upon inventory levels and demand;

•	extending payment terms with vendors;

•	delay hiring for non-critical roles;

•	delay timing on merit increases;

•	reduce long-term incentive compensation; and

•	limit capital spending.

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As of September 30, 2021, the Company’s cash, cash equivalents and restricted cash increased $4.3 million to $13.2 million from the December 31, 2020 balance of $8.9 million. As of September 30, 2021, amounts outstanding under the Company’s Term Loan Facility and revolving credit facilities were $330.7 million and $36.8 million, respectively. For additional information see Note 6: Debt in Redbox’s Notes to Condensed Consolidated Financial Statements . In connection with the Business Combination on October 22, 2021, the Company repaid $15.0 million outstanding under the Revolving Credit Facility and $35.0 million outstanding under the Term Loan Facility.

On October 20, 2017, Redbox Automated Retail, LLC (“RAR”) entered into a credit agreement (“Credit Agreement”), which provided for:

•	a first lien term loan facility (the “Term Loan B”), in an original aggregate principal amount of $425.0 million, with a five-year maturity; and

•	a first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan B was made available to RAR immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt and to settle closing costs associated with the new Term Loan B totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the Term Loan B proceeds were used towards a dividend, occurring on the same day, with total dividend of $160.0 million to equity holders of RAR. Additionally, at the execution of the new Credit Agreement, RAR wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.

On September 7, 2018, RAR entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an incremental Term B-1 Loan (“Term Loan B-1”) in an original aggregate principal amount of $85.8 million and (ii) the payment of one or more restricted payments to shareholders of RAR in an aggregate amount not to exceed $115.0 million. The proceeds received from the Amendment along with cash flow from the business were used towards a dividend distribution to equity holders of RAR totaling $115.0 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 had terms identical to the original Term Loan B, except to account for the incremental principal amount within the quarterly amortization payment schedule and to reset call protection on the Term Loan B-1.

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On September 30, 2020, RAR entered into the second amendment to its Credit Agreement (the “Second Amendment”) to, among other things, to increase the total net leverage covenant during the remaining term of the Credit Agreement and revise the quarterly amortization payment schedule.

On December 28, 2020, RAR entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March 2021.

As of December 31, 2020, RAR’s Senior Facilities matured on October 20, 2022, and subsequent to the Amendment, Second Amendment and Third Amendment consisted of:

•	a first lien term loan B facility, in an aggregate principal amount of $425.0 million;

•	a first lien term loan B-1 facility, in an aggregate principal amount of $85.8 million; and

•	a first lien revolving credit facility, in an aggregate principal amount of up to $30.0 million.

On December 29, 2020, Redbox Entertainment, LLC entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of September 30, 2021 and December 31, 2020 were $4.6 million and $2.55 million, respectively.

Borrowings under the Union Revolving Credit Facility will bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one month, three months or six months) in each case plus a margin. The alternate base rate loans bear interest at a per annum rate equal to the greatest of (i) the base rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus 1∕2 of 1.0%, and (iii) daily one month LIBOR plus 1.0%. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 0.50%. The borrowing interest rate for the Union Revolving Credit Facility was 4.25% as of September 30, 2021 and December 31, 2020, respectively.

In addition to paying interest on outstanding principal under the Union Revolving Credit Facility, Redbox Entertainment, LLC is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder.

On January 29, 2021, RAR entered into an amendment to its Credit Agreement (the “Fourth Amendment”). The Fourth Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the Company’s election, subject to certain liquidity thresholds, payment PIK interest, and, (iv) removal of all financial covenant requirements.

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In addition, under the Fourth Amendment RAR incurred an incremental first lien term loan B-2 facility (“Term Loan B-2” and, together with Term Loan Bs and Term Loan B-1’s, the “Term Loan Facility”) in an aggregate principal amount of $25.0 million which was provided by New Outerwall Inc. The loan was subsequently assigned to Aspen Parent, Inc. Aspen Parent, Inc. indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes.

Pursuant to the Fourth Amendment, interest is payable on the Senior Facilities entirely in cash or, for a specified period, could be paid by increasing the principal amount of the Senior Facilities (PIK Interest), or through a combination of cash and PIK interest, subject to certain liquidity thresholds. Borrowings under the Senior Facilities bear interest at a rate at RAR’s option, either (a) a London Interbank Offer Rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by the Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The applicable margin for borrowings under the Senior Facilities is 7.25% with respect to Eurocurrency Borrowings (increasing to 8.25% if PIK Interest is paid) and 6.25% with respect to ABR Borrowings (increasing to 7.25% if PIK Interest is paid).

In addition to paying interest on outstanding principal under the Senior Facilities, RAR is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder. RAR is also required to pay customary agency fees.

As of September 30, 2021 and December 31, 2020, the borrowing interest rate for the Senior Facilities was 9.25% and 8.25%, respectively.

In connection with the Business Combination, on May 16, 2021, RAR entered into another amendment to its Credit Agreement (the “Fifth Amendment”). The Fifth Amendment, which became effective upon consummation of the Business Combination, provided consent to the planned Business Combination and among other things, extended the Senior Facilities maturity date to October 2023 and subordinated the Term Loan B-2s to the Term Loan Bs and the Term Loan B-1s. In addition, among other things, concurrently with the consummation of the Business Combination, i) $15.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Revolving Credit Facility and ii) $35.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Term Loan Bs and the Term Loan B-1s.

On October 11, 2021, RAR entered into a consent to the Fifth Amendment to make certain additional changes to the Credit Agreement, which became effective upon consummation of the Business Combination, including extending the maturity date of the Senior Facilities to April, 2024 and extending the PIK interest option until December 31, 2022 (subject to a minimum pro forma liquidity). See Note 14: Subsequent Events in Redbox’s Notes to Condensed Consolidated Financial Statements for a further discussion.

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Required minimum principal amortization payments under the Term Loan Facility as of September 30, 2021, are as follows:

Dollars in thousands	Repayment Amount
Remaining 2021	$—
2022	—
2023	330,749
Total	$330,749

As noted above, pursuant to the consent agreement to the Fifth Amendment that RAR entered into On October 11, 2021, the maturity date of the Senior Facilities has been extended to April, 2024.

In addition, the Senior Facilities require RAR to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	a certain percentage set forth in the Credit Agreement governing the Senior Facilities of RAR’s annual excess cash flow, as defined under the Senior Facilities;

•	a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•	the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

RAR may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans.

All obligations under the Senior Facilities are unconditionally guaranteed by each of RAR’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions and the direct parent of RAR. The obligations are secured by a pledge of substantially all of RAR’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions, and its capital stock owned by RAR’s direct parent. Such security interests consist of a first-priority lien with respect to the collateral.

All obligations under the Union Revolving Credit Facility are guaranteed by all direct and indirect wholly owned subsidiaries of the Company’s Redbox Entertainment entity.

As of the period ended September 30, 2021, the Company was in compliance with all applicable loan covenants.

Historical Cash Flows

	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Net cash (used in) / provided by operating activities	$(10,781)	$36,878
Net cash used in investing activities	(9,647)	(16,113)
Net cash provided by / (used in) financing activities	24,659	(22,695)
Total change in cash, cash equivalents and restricted cash	$4,231	$(1,930)

Operating Activities

Net cash used by operating activities during the nine months ended September 30, 2021 was $10.8 million compared to $36.9 million net cash provided for the nine months ended September 30, 2020. The $47.7 million decrease in operating cash flows was primarily driven by the following:

•	$53.8 million decrease in net income;

•	$1.3 million decrease in net cash inflows from changes in working capital primarily due to the timing of payments on content obligations at the end of each period presented, and the impact from various other operating balances including income tax obligations due to quarterly payment extensions; and

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•	$7.4 million increase in net non-cash income and expense included in net income primarily due to higher depreciation, deferred financing costs and deferred income tax benefit related to the non-cash amortization of intangible assets that are not deductible for tax purposes.

Investing Activities

Investing activities reflect a $9.6 million net use of cash during the nine months ended September 30, 2021 compared to $16.1 million net use of cash during the nine months ended September 30, 2020. The decrease is due to less capital expenditures in the current year, primarily on the Company’s kiosk infrastructure.

Financing Activities

Net cash provided by financing activities was $24.7 million during the nine months ended September 30, 2021 compared to net cash used in financing activities of $22.7 million for the nine months ended September 30, 2020. The $47.4 million decrease of cash used in financing activities is primarily due to the deferral of quarterly principal payment obligations.

Contractual Payment Obligations

As of September 30, 2021, the Company’s contractual obligations are not materially different from the contractual obligations described below as of December 31, 2020.

Dollars in thousands	2021	2022	2023	2024	2025 & Beyond	Total
Long-term debt(1)	$—	$—	$281,563	$—	$—	$281,563
Contractual interest on long-term debt(1)	36,590	29,978	9,291	—	—	75,859
Revolving credit facilities(1)	—	—	32,550	—	—	32,550
Capital lease obligations(2)	2,836	1,895	470	27		5,228
Operating lease obligations, net(2)	2,591	1,994	1,614	923	546	7,668
Asset retirement obligations(4)	—	—	—	—	8,556	8,556
Minimum estimated movie content commitments(2)	38,319	21,469	—	—	—	59,788
Other(5)	2,279	149	—	—	—	2,428
Total(3)	$82,615	$55,485	$325,488	$950	$9,102	$473,640

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(1)	See Note 6: Debt and Note 15: Subsequent Events in Redbox’s Notes to Consolidated Financial Statements included elsewhere in this Form 8-K/A.

(2)	See Note 11: Commitments and Contingencies in Redbox’s Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A.

(3)	Income tax liabilities for uncertain tax positions were excluded as the Company is not able to make a reasonably reliable estimate of the amount and period of related future payments. As of December 31, 2020, the Company had $2.2 million of gross unrecognized tax benefits for uncertain tax positions.

(4)	Asset retirement obligations represent estimated amounts the Company is obligated to pay to return the space a kiosk occupies to its original condition upon removal of a kiosk and are presented as occurring in 2025 and beyond as the timing of kiosk removals cannot be reasonably determined. The amount is included as a component of Other long term liabilities on the Consolidated Balance Sheets.

(5)	Balance represents primarily firm commitments for service parts for kiosk maintenance/repairs/upgrades, and expenditures related to information technology.

Off-Balance Sheet Arrangements

Other than certain contractual arrangements listed above, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources. For additional information see Note 11: Commitments and Contingencies in Redbox’s Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A.

Inflation

The Company is beginning to see impacts of inflation in various areas of its business, including but not limited to, fuel, labor, parts, insurance, and shippng. We except to see inflationary pressures continue into 2022.

Critical Accounting Policies

The Company’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management’s prudent judgments and estimates. Actual results may differ from these estimates. Management believes that any reasonable deviation from those judgments and estimates would not have a material impact on the Company’s consolidated financial position or results of operations. To the extent that the estimates used differ from actual results, however, adjustments to the Consolidated Statements of Operations and corresponding Consolidated Balance Sheets accounts would be necessary. These adjustments would be made in future periods. Some of the more significant estimates include goodwill, long-lived assets impairment, content library, and income taxes. The Company uses the following methods to determine its estimates:

Goodwill Impairment — In line with ASC 350, Intangibles — Goodwill and Other, goodwill is evaluated for impairment annually during the fourth quarter, or more frequently if a triggering event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying value. As part of the Company’s impairment analysis, fair value of a reporting unit is determined using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping.

During the fourth quarter of 2020, the Company completed a quantitative impairment analysis for goodwill related to its Legacy reporting unit, as a result of the significant impact of COVID- 19 on its financial performance. Based on this analysis, the Company concluded the fair value of its Legacy reporting unit exceeded its carrying value by approximately 14% and as such, no impairment charge was recorded.

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The determination of the fair value of the Company’s reporting units requires the Company to make significant estimates and assumptions including the business and financial performance of the Company’s reporting units, as well as how such performance may be impacted by COVID-19. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industries in which the Company competes, discount rates, terminal growth rates, forecasts of revenue, operating income, depreciation, amortization and capital expenditures, including considering the impact of COVID-19. Certain events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately affect the estimated fair values of the Company’s reporting units include such items as: (i) a decrease in expected future new release movie titles resulting from the prolonged effects of the COVID-19 pandemic (ii) an increase in competition across streaming platforms resulting in fewer titles available at Redbox or fewer rental transactions and (iii) the inability to achieve cost savings or growth initiative targets within an expected timeframe.

Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions, including the impact of COVID- 19, could have a significant impact on either the fair value of the reporting units, the amount of any goodwill impairment charges, or both. These estimates can be affected by a number of factors including, but not limited to, the impact of COVID-19, its severity, duration and its impact on global economies, general economic conditions as well as the Company’s profitability. The Company will continue to monitor these potential impacts, including the impact of COVID-19 and economic, industry and market trends and the impact these may have on its Legacy and Digital reporting units. See Note 4: Goodwill, in the Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A.

Lives and Recoverability of Equipment and Other Long-Lived Assets — The Company evaluates the estimated remaining life and recoverability of equipment and other assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s use or physical condition, and operating or cash flow losses associated with the use of the long-lived asset. When there is an indication of impairment, management prepares an estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition to test recoverability. If the sum of the future undiscounted cash flows is less than the carrying value of the asset, it indicates that the long- lived asset is not recoverable, in which case the Company will then compare the estimated fair value to its carrying value. If the estimated fair value is less than the carrying value of the asset, the Company recognizes the impairment loss and adjusts the carrying amount of the asset to its estimated fair value.

The determination of the fair value of the Company’s assets requires management to estimate a number of factors including anticipated future cash flows and discount rates. Although the Company believes these estimates are reasonable, actual results could differ from those estimates due to the inherent uncertainty involved in making such estimates.

Content Library —Content library is comprised of movies available for rent or purchase through the Company’s kiosks as well as movies acquired through the Company’s Redbox Entertainment label.

For movies available for rent or purchase through the Company’s kiosks, movie content is obtained primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves. Rental decay curves are based on historical performance of movies over their useful lives to allocate content library costs to the periods over which the related revenue are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.

For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year's revenue as a percentage of management's estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.

Income Taxes — The Company’s income tax expense, deferred tax assets and deferred tax liabilities, and liabilities for unrecognized tax benefits reflect management’s best estimate of current and future taxes to be paid. The Company is subject to income taxes in the United States and Puerto Rico. Significant judgment and estimates are required in the determination of the consolidated income tax expense.

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Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In evaluating its ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, the Company begins with historical results and incorporates assumptions about the amount of future pretax operating income adjusted for items that do not have tax consequences. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates the Company uses to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company considers three years of cumulative operating income (loss).

As of December 31, 2020, the Company has state tax credit carryforwards of $1.1 million which will expire at various dates between 2021 and 2024. The Company believes that it is more likely than not that the benefit from the majority of these state tax credits carryforwards will not be realized. In recognition of this risk, the Company provided a valuation allowance of $1.0 million on the deferred tax assets related to these state tax credit carryforwards.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across its operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company (1) records unrecognized tax benefits (“UTB’s”) as liabilities in accordance with ASC 740 and (2) adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from management’s current estimate of the UTB liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

At December 31, 2020 and 2019, the liabilities related to total unrecognized tax benefits were $2.2 million and $1.9 million, respectively, all of which would have an impact on the effective tax rate if recognized. Accrued interest and penalties associated with uncertain tax positions was $0.0 million and $0.3 million, for each of the years ended December 31, 2020 and 2019, respectively. The Company believes that it is reasonably possible that approximately $1.3 million of its currently remaining UTBs, may be recognized by the end of 2021 as a result of a lapse of the statute of limitations.

For additional information see Note 12: Income Taxes in Redbox’s Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A.

Recent Accounting Pronouncements

See Note 1: Summary of Significant Accounting Policies, in Redbox’s Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to market risks in the ordinary course of its business. These risks primarily consist of fluctuations in interest rates.

The Company manages these risks primarily by managing the amount, sources, and duration of its debt funding and by using various derivative financial instruments such as interest rate hedges. The Company enters into derivative instruments with trusted and diverse counterparties to reduce credit risk. These derivative instruments are strictly used for risk management purposes and, accordingly, are not used for trading or speculative purposes.

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Interest Rate Risks

The Company is exposed to interest rate volatility with regard to its term loan (“Term Loan Facility”). The Company manages this interest rate risk by entering into interest rate derivative agreements to attempt to hedge the variability of future interest payments driven by fluctuations in interest rates.

The Company continually assesses interest rate sensitivity to estimate the impact of rising short-term interest rates on its variable rate debt. The Company’s interest rate risk management strategy is focused on limiting the impact of interest rate changes on earnings and cash flows to lower its overall borrowing cost. Historically, the Company has maintained the majority of its overall interest rate exposure on a fixed-rate basis. In order to achieve this, the Company has entered into derivative financial instruments such as interest rate swap agreements when appropriate and will continue to do so as appropriate. See Note 7: Derivatives, in Redbox’s Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K/A for additional information about interest rate risks managed through derivative activities and notional amounts of underlying hedged items.

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